Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	John H. Watt, Jr., President and CEO
Scott A. Kingsley, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES FIRST QUARTER NET INCOME OF $39.1 MILLION ($0.90 PER DILUTED COMMON SHARE)

NORWICH, NY (April 25, 2022) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income of $39.1 million, or $0.90 per diluted share for the three months ended March 31, 2022, compared to $39.8 million, or $0.91 per diluted share, in the first quarter of 2021 and $37.3 million, or $0.86 per diluted share in the fourth quarter of 2021. Net interest income recognized in the first quarter of 2022 from the Paycheck Protection Program (“PPP”) was approximately $2.0 million, compared to $6.2 million in the first quarter of 2021, and $7.5 million in the fourth quarter of 2021, reflective of significantly higher levels of loan forgiveness in the prior year. Excluding the impact of PPP loan income recognition, net interest income in the first quarter of 2022 improved in comparison to the first quarter of 2021 and the linked fourth quarter of 2021 due to solid organic loan growth, productive incremental deployment of excess liquidity into investment securities, and lower costs of deposits. Noninterest income grew to $42.7 million in the first quarter of 2022, up 15.2% from the first quarter of 2021, and 3.8% higher than the fourth quarter of 2021. Quarterly operating expenses of $72.1 million in the first quarter of 2022 were 6.3% above the first quarter of the prior year, and seasonally 3.9% lower than the linked fourth quarter of 2021. The Company recorded a provision for loan losses of $0.6 million in the first quarter of 2022, compared to a net benefit of $2.8 million in the first quarter of 2021, and a provision of $3.1 million in the fourth quarter of 2021.

CEO Comments

“We are extremely pleased with our first quarter results, including 11% annualized loan growth, deposit growth and continued strong performances by our fee-based businesses. Our customers have navigated this difficult operating environment and have grown their businesses, and we have been there to help them,” said NBT President and CEO John H. Watt, Jr. “Our asset quality is excellent, with historically low levels of net charge-offs and nonperforming assets. We recently received two powerful affirmations of our team and their commitment to our customers. NBT Bank was named one of Forbes World's Best Banks for 2022, and we are the highest ranked bank based in New York State. In the J.D. Power 2022 U.S. Retail Banking Satisfaction Study, NBT Bank ranked #2 in the New York Tri-State Region, which includes New York, Connecticut and New Jersey.”

First Quarter Financial Highlights

Net Income	◾ Net income of $39.1 million ◾ Diluted earnings per share of $0.90
Net Interest Income / NIM
◾           Net interest income on a fully taxable equivalent (“FTE”) basis was $80.6 million[1]
◾           Net interest margin (“NIM”) on a FTE basis was 2.95%[1], down 13 basis points (“bps”) from the prior quarter, due primarily to lower PPP income recognition
◾           Total cost of deposits of 0.07%

Noninterest Income	◾ Noninterest income was $42.8 million, excluding securities gains (losses) and was 34.8% of total revenue
Pre-Provision Net Revenue (“PPNR”)	◾ PPNR[1] was $50.9 million compared to $51.5 million in the fourth quarter of 2021 and $47.5 million in the first quarter of 2021
Loans and Credit Quality
◾           Period end total loans were $7.6 billion at March 31, 2022, up 2%, from December 31, 2021
◾           Period end loans increased $202 million, or 3%, from December 31, 2021, excluding $51 million and $101 million of PPP loans at March 31, 2022 and December 31, 2021, respectively
◾           Allowance for loan losses to total loans of 1.18%, was down 5 bps from the fourth quarter 2021
◾           Net charge-offs to average loans was 0.14%, annualized
◾           Nonperforming loans to total loans was 0.36%, down from 0.44% in the prior quarter

Capital
◾           Tangible book value per share[2] was $21.25 at March 31, 2022, 3% above the first quarter of 2021 and lower than December 31, 2021 resulting primarily from the impact of higher interest rates on available for sale investment securities and the related impact to AOCI
◾           Tangible equity to assets of 7.70%[1]
◾           CET1 ratio of 12.23%; Leverage ratio of 9.52%

Loans

◾	Period end total loans were $7.6 billion at March 31, 2022 and $7.5 billion at December 31, 2021.
◾
Excluding PPP loans, period end loans increased $202 million from December 31, 2021. Commercial and industrial loans increased $59.6 million to $1.2 billion; commercial real estate loans increased $54.2 million to $2.7 billion; and total consumer loans increased $87.8 million to $3.7 billion.

◾
Total PPP loans as of March 31, 2022 were $51 million (net of unamortized fees) with 90% of the original $836 million forgiven through the first quarter of 2022. The following PPP loan activity occurred during the first quarter of 2022:

o	$48.4 million of loans forgiven
o	$2.0 million of interest and fees recognized into interest income, compared to $7.5 million for the fourth quarter of 2021
◾	Commercial line of credit utilization rate was 23% at March 31, 2022 compared to 21% at December 31, 2021 and 22% at March 31, 2021.

Deposits

◾
Total deposits at March 31, 2022 were $10.5 billion, compared to $10.2 billion at December 31, 2021, driven by increases in savings and money market deposit accounts primarily due to seasonal municipal inflows during the quarter.

◾	Loan to deposit ratio was 73.1% at March 31, 2022, compared to 73.3% at December 31, 2021.

Net Interest Income and Net Interest Margin

◾
Net interest income for the first quarter of 2022 was $80.3 million, which was down $4.8 million, or 5.7%, from the fourth quarter of 2021 and up $1.3 million, or 1.6%, from the first quarter of 2021. PPP income of $2.0 million was $5.6 million lower in the first quarter of 2022 compared to the prior quarter, partly offset by a $1.1 million increase in interest income on securities.

◾
The NIM on a FTE basis for the first quarter of 2022 was 2.95%, down 13 bps from the fourth quarter of 2021 and down 22 bps from the first quarter of 2021. Excluding the impact of PPP interest and fees and excess liquidity from each quarter, the NIM decreased 2 bps from the prior quarter primarily due to a 3 bp decrease in earning asset yields partially offset by a 1 bp decline in the cost of interest-bearing liabilities. The net impact of income from PPP loans and excess liquidity negatively impacted the NIM by 22 bps in the first quarter of 2022 compared to a negative 11 bps impact in the fourth quarter of 2021.

◾
Earning asset yields for the three months ended March 31, 2022 were down 14 bps from the prior quarter and down 29 bps from the same quarter in the prior year. Earning assets grew $71.9 million, or 0.7%, from the prior quarter and grew $948.0 million, or 9.3%, from the same quarter in the prior year. The following are highlights comparing the first quarter of 2022 to the prior quarter:

o	The average balance of investment securities increased $204.0 million and yields increased 9 bps.
o	Investment of excess liquidity resulted in a $155.5 million decrease in the average balances of short-term interest-bearing accounts with a yield of 0.17%.
o	Loan yields decreased 25 bps to 3.95% for the quarter. Excluding PPP loans, loan yields declined 1 bp from the prior quarter.
◾	Total cost of deposits was 0.07% for the first quarter of 2022, down 1 bp from the prior quarter and down 7 bps from the same period in the prior year.
◾	The cost of interest-bearing liabilities for the three months ended March 31, 2022 was 0.23%, down 1 bp compared to the prior quarter of 0.24% and down 11 bps from the first quarter of 2021 of 0.34%.

Credit Quality and Allowance for Credit Losses

◾	Net charge-offs to total average loans of 14 bps compared to 22 bps in the prior quarter and 12 bps (13 bps excluding PPP loans) in the first quarter of 2021.
◾	Nonperforming assets to total assets was 0.23% compared to 0.27% (0.28% excluding PPP loans) at December 31, 2021 and 0.41% (0.43% excluding PPP loans) at March 31, 2021.
◾
Provision expense for the three months ended March 31, 2022 was $0.6 million with net charge-offs of $2.6 million. Provision expense was $2.5 million lower than the fourth quarter of 2021 and $3.4 million higher than the first quarter of 2021. The decrease in provision expense from the prior quarter was driven by generally positive changes in macro-economic forecasts and a lower level of charge-offs, partly offset by providing for loan growth. The increase in provision expense from the first quarter of 2021 was meaningfully influenced by positive year-over-year changes in the economic forecast, loan growth and the resultant required level of allowance for loan losses.

◾
The allowance for loan losses was $90.0 million, or 1.18% loans (1.18% excluding PPP loans and related allowance) of total at March 31, 2022, compared to 1.23% (1.24% excluding PPP loans and related allowance) of total loans at December 31, 2021 and 1.38% (1.48% excluding PPP loans and related allowance) of total loans at March 31, 2021. The decrease in the level of allowance for loan losses was primarily due to the positive impact the forecasted improving economic conditions had on expected credit losses partly offset by the increase in loan balances.

◾	The reserve for unfunded loan commitments decreased to $4.8 million at March 31, 2022 compared to the prior quarter at $5.1 million.

Noninterest Income

◾
Total noninterest income, excluding securities gains (losses), was $42.8 million for the three months ended March 31, 2022, up $1.7 million from the prior quarter and up $6.3 million from the prior year quarter.

◾
Service charges on deposit accounts were comparable to the prior quarter and higher than the first quarter of 2021. During the quarter, the Company made adjustments to customer non-sufficient funds processing practices and expects, once fully implemented, these adjustments to reduce service charge fee income by approximately $0.5 million per quarter.

◾
Card services income was comparable to the prior quarter and higher than the first quarter of 2021 due to increased volume. As discussed in previous quarters, the Company will be subject to the provisions of the Durbin Amendment to the Dodd-Frank Act beginning in the third quarter of 2022, which it estimates will reduce quarterly debit card interchange income by approximately $3.7 million.

◾
Retirement plan administration fees were higher than the prior quarter and higher than the first quarter of 2021 driven by higher activity-based fees, continued organic growth as well as the impact of positive equity market returns over the past year.

◾	Wealth management fees were comparable to the prior quarter and higher than the first quarter of 2021 aided by market performance and additional new customers.

Noninterest Expense

◾	Total noninterest expense for the first quarter of 2022 was down 3.9% from the previous quarter and up 6.3% from the first quarter of 2021.
◾
Salaries and benefits increased from the prior quarter due to seasonally higher payroll taxes and stock-based compensation expenses, partly offset by two less payroll days, and increased from the first quarter of 2021 due to increased salaries and wages including merit pay increases and higher levels of incentive compensation.

◾
Professional fees and outside services expense were lower than the prior quarter and higher than the first quarter of 2021 due to timing of costs associated with several digital and other technology-related initiatives.

◾
Loan collection and other real estate owned were lower than the prior quarter due to the gain on the sale of a property in the first quarter of 2022 and a write-down of a property in the fourth quarter of 2021.

◾	Other expenses declined from the linked fourth quarter of 2021 due principally to the seasonal timing of certain items.

Income Taxes

◾	The effective tax rate was 22.2% for the first quarter of 2022 compared to 22.4% for the fourth quarter of 2021 and 21.9% for the first quarter of 2021.

Capital

◾
Capital ratios remain strong with tangible common equity to tangible assets[1] at 7.70%. Tangible book value per share[2] was $21.25 at March 31, 2022, $22.26 at December 31, 2021 and $20.71 at March 31, 2021.

◾
Stockholder’s equity decreased $48 million driven by the $68 million decrease in accumulated other comprehensive income due to the change in the market value of securities available for sale, dividends declared of $12 million and the repurchase of common stock of $8 million, partly offset by net income of $39 million.

◾	March 31, 2022, CET1 capital ratio of 12.23%, leverage ratio of 9.52% and total risk-based capital ratio of 15.64%.

Stock Repurchase

◾
The Company purchased 217,100 shares of common stock during the first quarter of 2022 at a weighted average price of $37.55 including commissions. The repurchase program under which these shares were purchased expires on December 31, 2023. The Company purchased 182,900 shares of common stock during the month of April 2022 at a weighted average price of $35.88 including commissions.

Other Events

◾
On April 1, 2022, the Company completed the acquisition of Cleveland Hauswirth Investment Management (“CH”). CH is a Registered Investment Advisor located in Milwaukee, WI with $150 million in assets under management that provides investment advice and fiduciary services to individual and corporate retirement plan clients.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. (Eastern) Tuesday, April 26, 2022, to review first quarter 2022 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at https://stockholderinfo.nbtbancorp.com/events-calendar/upcoming-events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $12.1 billion at March 31, 2022. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions and the impact they may have on the Company and its customers and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war or terrorism; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (9) changes in consumer spending, borrowings and savings habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisitions and integration of acquired businesses; (13) the ability to increase market share and control expenses; (14) changes in the competitive environment among financial holding companies; (15) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, Economic Growth, Regulatory Relief, Consumer Protection Act of 2018, Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), and other legislative and regulatory responses to the coronavirus (“COVID-19”) pandemic; (16) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (“FASB”) and other accounting standard setters; (17) changes in the Company’s organization, compensation and benefit plans; (18) the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; (19) greater than expected costs or difficulties related to the integration of new products and lines of business; (20) the adverse impact on the U.S. economy, including the markets in which we operate, of the COVID-19 global pandemic; and (21) the Company’s success at managing the risks involved in the foregoing items.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Company’s forward-looking statements is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company, its customers and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, treatment developments, public adoption rates of COVID-19 vaccines, including booster shots, and their effectiveness against emerging variants of COVID-19, including the Delta and Omicron variants, the impact of the COVID-19 pandemic on the Company’s customers and demand for financial services, the actions governments, businesses and individuals take in response to the pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies, national and local economic activity, and the pace of recovery when the COVID-19 pandemic subsides, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.

The Company cautions readers not place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability:
Diluted earnings per share	$0.90	$0.86	$0.86	$0.92	$0.91
Weighted average diluted common shares outstanding	43,385,451	43,574,539	43,631,497	43,792,940	43,889,889
Return on average assets[3]	1.32%	1.23%	1.26%	1.39%	1.46%
Return on average equity[3]	12.78%	11.89%	12.04%	13.42%	13.57%
Return on average tangible common equity1 3	16.87%	15.70%	15.97%	17.93%	18.24%
Net interest margin1 3	2.95%	3.08%	2.88%	3.00%	3.17%

	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Balance sheet data:
Short-term interest-bearing accounts	$913,315	$1,111,296	$1,131,074	$883,758	$972,195
Securities available for sale	1,662,697	1,687,361	1,576,030	1,534,733	1,387,028
Securities held to maturity	895,005	733,210	683,103	622,351	592,999
Net loans	7,559,826	7,406,459	7,473,442	7,419,127	7,528,459
Total assets	12,147,833	12,012,111	11,994,411	11,574,947	11,537,253
Total deposits	10,461,623	10,234,469	10,195,178	9,785,257	9,815,930
Total borrowings	278,788	311,476	313,311	304,110	308,766
Total liabilities	10,945,583	10,761,658	10,752,954	10,349,891	10,346,272
Stockholders’ equity	1,202,250	1,250,453	1,241,457	1,225,056	1,190,981

Capital:
Equity to assets	9.90%	10.41%	10.35%	10.58%	10.32%
Tangible equity ratio[1]	7.70%	8.20%	8.13%	8.28%	8.00%
Book value per share	$27.96	$28.97	$28.65	$28.19	$27.43
Tangible book value per share[2]	$21.25	$22.26	$21.95	$21.50	$20.71
Leverage ratio	9.52%	9.41%	9.47%	9.40%	9.60%
Common equity tier 1 capital ratio	12.23%	12.25%	12.20%	12.12%	12.13%
Tier 1 capital ratio	13.39%	13.43%	13.39%	13.34%	13.38%
Total risk-based capital ratio	15.64%	15.73%	15.74%	15.78%	15.92%
Common stock price (end of period)	$36.13	$38.52	$36.12	$35.97	$39.90

NBT Bancorp Inc. and Subsidiaries
Asset Quality and Consolidated Loan Balances
(unaudited, dollars in thousands)

	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Asset quality:
Nonaccrual loans	$25,812	$30,285	$35,737	$40,550	$43,399
90 days past due and still accruing	1,944	2,458	2,940	2,575	2,155
Total nonperforming loans	27,756	32,743	38,677	43,125	45,554
Other real estate owned	-	167	859	798	1,318
Total nonperforming assets	27,756	32,910	39,536	43,923	46,872
Allowance for loan losses	90,000	92,000	93,000	98,500	105,000

Asset quality ratios (total):
Allowance for loan losses to total loans	1.18%	1.23%	1.23%	1.31%	1.38%
Total nonperforming loans to total loans	0.36%	0.44%	0.51%	0.57%	0.60%
Total nonperforming assets to total assets	0.23%	0.27%	0.33%	0.38%	0.41%
Allowance for loan losses to total nonperforming loans	324.25%	280.98%	240.45%	228.41%	230.50%
Past due loans to total loans[4]	0.24%	0.29%	0.46%	0.26%	0.22%
Net charge-offs to average loans[3]	0.14%	0.22%	0.11%	0.07%	0.12%

Asset quality ratios (excluding paycheck protection program):
Allowance for loan losses to total loans	1.18%	1.24%	1.28%	1.38%	1.48%
Total nonperforming loans to total loans	0.37%	0.44%	0.53%	0.60%	0.64%
Total nonperforming assets to total assets	0.23%	0.28%	0.34%	0.39%	0.43%
Allowance for loan losses to total nonperforming loans	324.24%	280.96%	240.42%	228.36%	230.44%
Past due loans to total loans[4]	0.25%	0.29%	0.48%	0.27%	0.23%
Net charge-offs to average loans[3]	0.14%	0.22%	0.12%	0.07%	0.13%

	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Allowance for loan losses as a percentage of loans by segment:
Commercial & industrial	0.66%	0.78%	0.83%	1.11%	1.20%
Commercial real estate	0.79%	0.78%	0.93%	1.26%	1.48%
Paycheck protection program	0.01%	0.01%	0.01%	0.01%	0.01%
Residential real estate	0.88%	0.92%	0.93%	0.98%	1.03%
Auto	0.76%	0.79%	0.78%	0.76%	0.78%
Other consumer	4.14%	4.49%	4.57%	4.27%	4.34%
Total	1.18%	1.23%	1.23%	1.31%	1.38%
Total excluding PPP loans	1.18%	1.24%	1.28%	1.38%	1.48%

	2022	2021
Loans by line of business:	1st Q	4th Q	3rd Q	2nd Q	1st Q
Commercial	$1,214,834	$1,155,240	$1,148,176	$1,159,591	$1,141,594
Commercial real estate	2,709,611	2,655,367	2,638,762	2,585,421	2,567,536
Paycheck protection program	50,977	101,222	276,195	359,738	536,494
Residential real estate mortgages	1,584,551	1,571,232	1,549,684	1,512,354	1,478,216
Indirect auto	890,643	859,454	873,860	899,324	913,083
Specialty lending	835,546	778,291	692,919	602,585	577,509
Home equity	319,180	330,357	339,316	351,469	369,633
Other consumer	44,484	47,296	47,530	47,145	49,394
Total loans	$7,649,826	$7,498,459	$7,566,442	$7,517,627	$7,633,459

PPP income recognized	$1,976	$7,545	$2,861	$4,732	$6,171
PPP unamortized fees	$1,629	$3,420	$10,536	$12,576	$14,240

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	March 31,	December 31,
Assets	2022	2021
Cash and due from banks	$180,865	$157,775
Short-term interest-bearing accounts	913,315	1,111,296
Equity securities, at fair value	32,554	33,550
Securities available for sale, at fair value	1,662,697	1,687,361
Securities held to maturity (fair value $851,635 and $735,260, respectively)	895,005	733,210
Federal Reserve and Federal Home Loan Bank stock	25,005	25,098
Loans held for sale	263	830
Loans	7,649,826	7,498,459
Less allowance for loan losses	90,000	92,000
Net loans	$7,559,826	$7,406,459
Premises and equipment, net	71,030	72,093
Goodwill	280,541	280,541
Intangible assets, net	8,291	8,927
Bank owned life insurance	228,979	228,238
Other assets	289,462	266,733
Total assets	$12,147,833	$12,012,111

Liabilities and stockholders’ equity
Demand (noninterest bearing)	$3,751,268	$3,689,556
Savings, NOW and money market	6,222,378	6,043,441
Time	487,977	501,472
Total deposits	$10,461,623	$10,234,469
Short-term borrowings	65,022	97,795
Long-term debt	13,971	13,995
Subordinated debt, net	98,599	98,490
Junior subordinated debt	101,196	101,196
Other liabilities	205,172	215,713
Total liabilities	$10,945,583	$10,761,658

Total stockholders’ equity	$1,202,250	$1,250,453

Total liabilities and stockholders’ equity	$12,147,833	$12,012,111

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, dollars in thousands except per share data)

	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Interest, fee and dividend income
Interest and fees on loans	$73,343	$79,470	$72,817	$74,795	$75,093
Securities available for sale	6,840	6,101	5,898	5,762	5,544
Securities held to maturity	3,493	3,097	2,976	3,096	3,382
Other	525	639	524	391	291
Total interest, fee and dividend income	$84,201	$89,307	$82,215	$84,044	$84,310
Interest expense
Deposits	$1,842	$2,132	$2,548	$2,862	$3,172
Short-term borrowings	16	28	28	32	70
Long-term debt	87	88	89	88	124
Subordinated debt	1,359	1,360	1,359	1,359	1,359
Junior subordinated debt	549	518	517	525	530
Total interest expense	$3,853	$4,126	$4,541	$4,866	$5,255
Net interest income	$80,348	$85,181	$77,674	$79,178	$79,055
Provision for loan losses	596	3,097	(3,342)	(5,216)	(2,796)
Net interest income after provision for loan losses	$79,752	$82,084	$81,016	$84,394	$81,851
Noninterest income
Service charges on deposit accounts	$3,688	$3,804	$3,489	$3,028	$3,027
Card services income	8,695	8,847	9,101	9,184	7,550
Retirement plan administration fees	13,279	11,816	10,495	9,779	10,098
Wealth management	8,640	8,619	8,783	8,406	7,910
Insurance services	3,788	3,394	3,720	3,508	3,461
Bank owned life insurance income	1,654	1,629	1,548	1,659	1,381
Net securities (losses) gains	(179)	(2)	(100)	201	467
Other	3,094	3,004	3,293	3,551	3,144
Total noninterest income	$42,659	$41,111	$40,329	$39,316	$37,038
Noninterest expense
Salaries and employee benefits	$45,508	$44,118	$44,190	$42,671	$41,601
Technology and data services	8,547	8,563	8,421	8,841	8,892
Occupancy	6,793	6,635	6,154	6,370	6,889
Professional fees and outside services	4,276	4,903	3,784	4,030	3,589
Office supplies and postage	1,424	1,528	1,364	1,615	1,499
FDIC expense	802	798	772	663	808
Advertising	654	1,019	583	468	451
Amortization of intangible assets	636	651	663	682	812
Loan collection and other real estate owned, net	384	956	706	663	590
Other	3,119	5,934	6,232	5,416	2,757
Total noninterest expense	$72,143	$75,105	$72,869	$71,419	$67,888
Income before income tax expense	$50,268	$48,090	$48,476	$52,291	$51,001
Income tax expense	11,142	10,780	11,043	11,995	11,155
Net income	$39,126	$37,310	$37,433	$40,296	$39,846
Earnings Per Share
Basic	$0.91	$0.86	$0.86	$0.93	$0.91
Diluted	$0.90	$0.86	$0.86	$0.92	$0.91

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates
	Q1 - 2022		Q4 - 2021		Q3 - 2021		Q2 - 2021		Q1 - 2021
Assets
Short-term interest-bearing accounts	$990,319	0.17%	$1,145,794	0.16%	$1,014,120	0.16%	$974,034	0.09%	$587,358	0.09%
Securities - taxable	2,284,578	1.67%	2,081,796	1.57%	1,923,700	1.63%	1,864,542	1.69%	1,768,945	1.82%
Securities - tax exempt	258,513	1.84%	257,320	1.85%	246,685	1.97%	193,108	2.59%	184,842	2.76%
FRB and FHLB stock	25,026	1.98%	25,149	2.74%	25,154	1.91%	25,115	2.67%	25,606	2.45%
Loans1 6	7,530,674	3.95%	7,507,165	4.20%	7,517,839	3.84%	7,574,272	3.96%	7,574,337	4.02%
Total interest-earning assets	$11,089,110	3.09%	$11,017,224	3.23%	$10,727,498	3.05%	$10,631,071	3.18%	$10,141,088	3.38%
Other assets	947,578		982,136		1,019,797		971,681		960,994
Total assets	$12,036,688		$11,999,360		$11,747,295		$11,602,752		$11,102,082
Liabilities and stockholders’ equity
Money market deposit accounts	$2,720,338	0.15%	$2,678,477	0.16%	$2,580,570	0.19%	$2,605,767	0.21%	$2,484,120	0.23%
NOW deposit accounts	1,583,091	0.05%	1,551,846	0.05%	1,442,678	0.05%	1,454,751	0.05%	1,358,955	0.05%
Savings deposits	1,794,549	0.03%	1,725,004	0.05%	1,691,539	0.05%	1,660,722	0.05%	1,547,983	0.05%
Time deposits	494,632	0.40%	537,875	0.46%	565,216	0.62%	591,147	0.75%	615,343	0.93%
Total interest-bearing deposits	$6,592,610	0.11%	$6,493,202	0.13%	$6,280,003	0.16%	$6,312,387	0.18%	$6,006,401	0.21%
Federal funds purchased	-	-	65	-	-	-	-	-	-	-
Repurchase agreements	$72,768	0.09%	97,389	0.11%	99,703	0.11%	95,226	0.13%	109,904	0.16%
Short-term borrowings	-	-	1	-	-	-	-	-	5,278	2.00%
Long-term debt	13,979	2.52%	14,004	2.49%	14,029	2.52%	14,053	2.51%	19,913	2.53%
Subordinated debt, net	98,531	5.59%	98,422	5.48%	98,311	5.48%	98,204	5.55%	98,095	5.62%
Junior subordinated debt	101,196	2.20%	101,196	2.03%	101,196	2.03%	101,196	2.08%	101,196	2.12%
Total interest-bearing liabilities	$6,879,084	0.23%	$6,804,279	0.24%	$6,593,242	0.27%	$6,621,066	0.29%	$6,340,787	0.34%
Demand deposits	3,710,124		3,719,070		3,676,883		3,542,176		3,319,024
Other liabilities	206,292		231,260		244,125		235,536		250,991
Stockholders’ equity	1,241,188		1,244,751		1,233,045		1,203,974		1,191,280
Total liabilities and stockholders’ equity	$12,036,688		$11,999,360		$11,747,295		$11,602,752		$11,102,082
Interest rate spread		2.86%		2.99%		2.78%		2.89%		3.04%
Net interest margin (FTE)[1]		2.95%		3.08%		2.88%		3.00%		3.17%

[1]	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Pre-provision net revenue (“PPNR”)	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Net income	39,126	37,310	37,433	40,296	39,846
Income tax expense	11,142	10,780	11,043	11,995	11,155
Provision for loan losses	596	3,097	(3,342)	(5,216)	(2,796)
FTE adjustment	285	292	298	299	302
Net securities losses (gains)	179	2	100	(201)	(467)
Provision for unfunded loan commitments reserve	(260)	(250)	(470)	(80)	(500)
Nonrecurring expense	(172)	250	2,288	1,880	-
PPNR	$50,896	$51,481	$47,350	$48,973	$47,540

Average assets	$12,036,688	$11,999,360	$11,747,295	$11,602,757	$11,102,082

Return on average assets[3]	1.32%	1.23%	1.26%	1.39%	1.46%
PPNR return on average assets[3]	1.71%	1.70%	1.60%	1.69%	1.74%

PPNR is a Non-GAAP financial measure that management believes is useful in evaluating the underlying operating results of the Company excluding the volatility in the provision for loan losses, net securities gains (losses) and non-recurring income and/or expense.

FTE adjustment	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Net interest income	$80,348	$85,181	$77,674	$79,178	$79,055
Add: FTE adjustment	285	292	298	299	302
Net interest income (FTE)	$80,633	$85,473	$77,972	$79,477	$79,357
Average earning assets	$11,089,110	$11,017,224	$10,727,498	$10,631,071	$10,141,088
Net interest margin (FTE)[3]	2.95%	3.08%	2.88%	3.00%	3.17%

Interest income for tax-exempt securities and loans have been adjusted to a FTE basis using the statutory Federal income tax rate of 21%.

[1]	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Tangible equity to tangible assets	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Total equity	$1,202,250	$1,250,453	$1,241,457	$1,225,056	$1,190,981
Intangible assets	288,832	289,468	290,119	290,782	291,464
Total assets	$12,147,833	$12,012,111	$11,994,411	$11,574,947	$11,537,253
Tangible equity to tangible assets	7.70%	8.20%	8.13%	8.28%	8.00%

Return on average tangible common equity	2022	2021
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Net income	$39,126	$37,310	$37,433	$40,296	$39,846
Amortization of intangible assets (net of tax)	477	488	497	512	609
Net income, excluding intangibles amortization	$39,603	$37,798	$37,930	$40,808	$40,455

Average stockholders’ equity	$1,241,188	$1,244,751	$1,233,045	$1,203,974	$1,191,280
Less: average goodwill and other intangibles	289,218	289,834	290,492	291,133	291,921
Average tangible common equity	$951,970	$954,917	$942,553	$912,841	$899,359
Return on average tangible common equity[3]	16.87%	15.70%	15.97%	17.93%	18.24%

[2]	Non-GAAP measure - Stockholders’ equity less goodwill and intangible assets divided by common shares outstanding.
[3]	Annualized.
[4]	Total past due loans, defined as loans 30 days or more past due and in an accrual status.
[5]	Securities are shown at average amortized cost.
[6]	For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.